EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

Contact: Howard Kaminsky, Chief Financial Officer
investorrelations@sportchalet.com
(818) 949-5300 ext. 5728

SPORT CHALET REPORTS THIRD QUARTER
AND NINE MONTHS FISCAL 2013 RESULTS

Los Angeles, California – (February 6, 2013) – Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB), a leading operator of full-service, specialty sporting goods stores, today announced its financial results for the third quarter and nine months ended December 30, 2012.

Summary

-
Recent growth in comparable store sales and profitability plateaued as warm weather and a continuing trend for consumers to postpone holiday shopping negatively impacted the third quarter of fiscal 2013;

-	Net loss was $1.9 million compared to a net loss of $1.0 million in the third quarter of the prior year;

-	Comparable store sales decreased 0.7% for the quarter ended December 30, 2012 compared to the same period last year;

-	Team Sales Division sales increased 17.9% from the third quarter of last year;

-	Online sales increased 32.6% from the third quarter of last year; and

-	Fourth quarter comparable store sales through the five weeks ended February 3, 2013 increased 20.3%.

Third Quarter Results

Sales increased $0.3 million, or 0.4%, to $97.6 million for the 13 weeks ended December 30, 2012 from $97.2 million for the 13 weeks ended January 1, 2012.  The slight sales increase is primarily the result of sales increases in the Team Sales Division and online of 17.9% and 32.6%, respectively, partially offset by a 0.7% decrease in comparable store sales.  The comparable store sales decrease of 0.7%, which is an improvement from the 2.0% decrease in the same period last year, was primarily due to warm and dry winter weather for the majority of the holiday shopping season exacerbated by a bad winter sports season last year, a change in our strategy to be less promotional, and general consumer caution from the uncertainty about regional and national economic conditions.

Gross profit increased $0.6 million, or 2.4%, and as a percent of sales increased to 27.6% from 27.1%.  The increase in gross profit is primarily the result of the increase in sales and a reduction in markdowns from a change in our strategy to be less promotional during the holiday period, specifically on Black Friday/Cyber Monday weekend, partially offset by a payment received in the prior year from a landlord as part of a store’s closing.

Selling, general and administrative (“SG&A”) expenses increased $1.7 million, or 6.9%, primarily due to increases of $0.7 million in advertising and $0.6 million in labor-related expenses, such as salaries, payroll taxes and employee health insurance coverage.  The increase in advertising served to focus customer attention on our technical merchandise and innovative brand offerings while being less promotional.  As a percent of sales, SG&A increased to 26.7% from 25.1%.  Depreciation decreased $0.4 million as a result of the low level of capital expenditures in recent fiscal years with no new store openings or significant remodels.

Net loss for the quarter ended December 30, 2012 increased $0.8 million to $1.9 million, or $0.13 per diluted share, from a net loss of $1.0 million, or $0.07 per diluted share, for the quarter ended January 1, 2012.

Craig Levra, Chairman and CEO, stated, “While this was a tough holiday season for many retailers, our third quarter results were well below our expectations.  Following a strong summer and fall, positive sales trends deteriorated significantly in November and for the first two weeks of December.  Unseasonably warm and dry weather coming on top of a bad winter sports season last year, combined with our customers’ general economic uncertainty and our desire to be less promotional all contributed to the decrease in comparable store sales.  We have exited the holiday season with our inventory well positioned, having maintained our strong pricing discipline and brand integrity.   Additionally, we are encouraged by the improvement in sales trends since mid-December and its continuation into our fourth quarter as comparable store sales increased 20.3% through the five weeks ended February 3, 2013.”

Mr. Levra continued by noting, “We believe that the January sales numbers reflect both the return to more ‘normal’ winter weather conditions and the continued response of our customers to our strategy of being first to market with performance, technology and lifestyle merchandise as evidenced by our growth in average ticket size.  In addition to our differentiated product offerings, our Team Sales Division and online sales also are essential channels for growth and expansion of our footprint and customer base.  Therefore, we continue to heavily invest in these areas where we believe we can distinguish ourselves from our competition and provide the greatest financial return.  To that end, a prioritization of talent and resources is underway to continue growing businesses that deliver an overall seamless customer experience while more closely linking online, Team Sales Division and our retail stores.  Recent examples include our launch of same day delivery currently being tested in three select markets and online drop ship to customers with vendor inventory to expand our product offering both online and in stores.”

Nine-Month Results

For the nine months ended December 30, 2012, sales increased 1.8% to $272.9 million from $268.0 million for the first nine months of the prior fiscal year.  The sales increase is primarily due to a comparable store sales increase of 2.3%, while sales for the Team Sales Division and online increased 18.6% and 21.6%, respectively, partially offset by one store closure which contributed $3.2 million in sales in the prior year.

Gross profit as a percent of sales decreased to 27.7% from 28.3% for the first nine months of last year.  The 0.6% decrease as a percent of sales is primarily due to costs related to ongoing customer satisfaction initiatives implemented in August 2011, changes in merchandise costs and in the product mix, and a payment received in the prior year from a landlord as part of a store’s closing.

SG&A expenses increased $0.4 million, or 0.6%, primarily due to an increase of $1.0 million in advertising partially offset by savings from labor-related expenses, such as self-insurance for employee health insurance coverage and stock option expense.  SG&A expenses as a percent of sales decreased to 25.2% from 25.5%.   Depreciation decreased $1.2 million as a result of the low level of capital expenditures in recent fiscal years with no new store openings or significant remodels.

The Company’s net loss for the nine months ended December 30, 2012 decreased to $1.0 million, or $0.07 per diluted share, from a net loss of $1.3 million, or $0.09 per diluted share, for the same period last year.

Liquidity

On December 30, 2012, the Company’s bank credit facility had a borrowing capacity of $70.0 million, of which the Company utilized $40.8 million (including a letter of credit for $3.6 million) and had $37.0 million in availability including cash compared to $36.9 million in availability including cash for the same period ended last year.  The amount of availability fluctuates due to seasonal changes throughout the year.

New Store Opening

As previously announced, the Company currently plans to open a next generation Sport Chalet this summer in Downtown Los Angeles.  Designed by Gensler, the world’s leading architect, this store will incorporate a new design template of enhanced displays, fixtures, and graphics to reinforce the Sport Chalet brand and its market positioning as a destination for premium brands, technical merchandise and the highest quality service offerings. Sport Chalet will be an anchor tenant at Brookfield Office Properties’ (BPO: NYSE/TSX) FIGat7th, the destination retail center at the intersection of Figueroa Street and 7th Street that has undergone a $40 million redevelopment.  The store will occupy 27,300 square feet of space at the lower courtyard level, and will join City Target as the first new anchors at the redeveloped FIGat7th.  While the Company currently has no plans to open additional stores and future store openings are dependent on the availability of financing, it believes this new concept will allow an immediate opportunity for growth across a wider geography.

Existing Store Closings

The Company currently plans to close two existing stores in fiscal 2014. The two stores, which are located in Antioch, California and Phoenix, Arizona, are being closed as part of the Company’s ongoing and rigorous approach to its portfolio of stores, allocating resources towards the greatest growth opportunities, as well as unwavering commitment to its long-term business strategy of returning to sustained profitability.

Conference Call Info

The Company will be hosting a conference call and audio webcast, both open to the public, today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to review its financial results for the third quarter and nine months ended December 30, 2012.  Investors will have the opportunity to listen to the earnings conference call over the internet through an audio webcast located at http://www.media-server.com/m/p/pnqjom3g.  To listen to the live call, please go to the website at least fifteen minutes early to register and download and install any necessary audio software.  The conference call may also be accessed by dialing (866) 700-7441 and entering passcode 57175936.  A dial-in replay of the call will be available approximately two hours after the conference call through Midnight Pacific Time on Friday, March 8, 2013 by dialing (888) 286-8010 and entering passcode 78384903.

About Sport Chalet, Inc.

Sport Chalet, founded in 1959 by Norbert Olberz, is a leading, full service specialty retailer with 54 stores in Arizona, California, Nevada and Utah; Sport Chalet online at www.sportchalet.com; and a Team Sales Division.  The Company offers over 50 specialty services for the sports enthusiast, including online same day delivery, climbing, backcountry skiing, ski mountaineering, avalanche education, and mountain trekking instruction, car rack installation, snowboard and ski rental and repair, Scuba training and certification, Scuba boat charters, team sales, gait analysis, baseball/softball glove steaming and lacing, racquet stringing, and bicycle tune-up and repair at its store locations.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward- looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the negative effect of the economic downturn on the Company’s sales, limitations on borrowing under the Company’s bank credit facility, the Company’s ability to control operating expenses and costs, the competitive environment of the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of maintaining its competitive position, the Company’s ability to manage the growth of its Team Sales Division and online business, changes in costs of goods and services, and the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

Sport Chalet, Inc.

Consolidated Statements of Operations (Unaudited)

	13 weeks ended		39 weeks ended
	December 30, 2012	January 1, 2012	December 30, 2012	January 1, 2012
	(in thousands, except per share amounts)
Net sales	$97,567	$97,223	$272,868	$268,027
Cost of goods sold, buying and occupancy costs	70,642	70,917	197,356	192,198
Gross profit	26,925	26,306	75,512	75,829

Selling, general and administrative expenses	26,097	24,410	68,759	68,365
Depreciation and amortization	2,105	2,468	6,215	7,365
(Loss) income from operations	(1,277)	(572)	538	99

Interest expense	608	464	1,558	1,360
Loss before income taxes	(1,885)	(1,036)	(1,020)	(1,261)

Income tax provision	-	-	2	2
Net loss	$(1,885)	$(1,036)	$(1,022)	$(1,263)

Loss per share:
Basic and diluted	$(0.13)	$(0.07)	$(0.07)	$(0.09)

Weighted average number of common shares outstanding:
Basic and diluted	14,190	14,190	14,190	14,190

Sport Chalet, Inc.

Consolidated Balance Sheets

	December 30,	April 1,
	2012	2012
	(Unaudited)
	(in thousands, except share amounts)
Assets
Current assets:
Cash and cash equivalents	$7,867	$2,811
Accounts receivable, net	8,049	2,777
Merchandise inventories	110,051	98,181
Prepaid expenses and other current assets	1,618	1,603
Total current assets	127,585	105,372

Fixed assets, net	19,165	22,081
Total assets	$146,750	$127,453

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$46,654	$28,220
Loan payable to bank	37,333	41,255
Salaries and wages payable	5,345	2,980
Other accrued expenses	22,878	17,370
Total current liabilities	112,210	89,825

Deferred rent	17,067	19,340
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value: Authorized shares – 2,000,000 Issued and outstanding shares – none	-	-
Class A Common Stock, $.01 par value: Authorized shares – 46,000,000 Issued and outstanding shares – 12,414,490 at December 30, 2012 and April 1, 2012	124	124
Class B Common Stock, $.01 par value: Authorized shares – 2,000,000 Issued and outstanding shares – 1,775,821 at December 30, 2012 and April 1, 2012	18	18
Additional paid-in capital	37,228	37,021
Accumulated deficit	(19,897)	(18,875)
Total stockholders’ equity	17,473	18,288
Total liabilities and stockholders’ equity	$146,750	$127,453

Sport Chalet, Inc.

Consolidated Statements of Cash Flows (Unaudited)

	39 weeks ended
	December 30, 2012	January 1, 2012
	(in thousands)
Operating activities
Net loss	$(1,022)	$(1,263)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	6,215	7,365
(Gain) loss on disposal of property and equipment	(16)	43
Share-based compensation	207	801
Changes in operating assets and liabilities:
Accounts receivable	(5,272)	(2,649)
Merchandise inventories	(11,870)	(13,416)
Prepaid expenses and other current assets	(15)	(5)
Accounts payable	16,639	22,261
Salaries and wages payable	2,365	1,623
Other accrued expenses	4,984	3,603
Deferred rent	(2,273)	(2,119)
Net cash provided by operating activities	9,942	16,244

Investing activities
Purchase of fixed assets	(980)	(2,980)
Proceeds from sale of assets	16	60
Net cash used in investing activities	(964)	(2,920)

Financing activities
Proceeds from bank borrowing	279,734	273,584
Repayment of bank borrowing	(283,656)	(285,933)
Net cash used in financing activities	(3,922)	(12,349)

Increase in cash and cash equivalents	5,056	975
Cash and cash equivalents at beginning of period	2,811	51
Cash and cash equivalents at end of period	$7,867	$1,026

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$1,558	$1,338
Income tax	$2	$2

Supplemental disclosure of non-cash investing and financing activities
Purchases of fixed assets on credit	983	-
Fixed assets acquired under capital leases	$524	$722